CONTRARIAN PRESS
INVESTOR RELATIONS / SALES & MARKETING
SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is made this 1st day of July 2011, by and between Empowered Products, Inc. a Nevada Corporation (hereinafter referred to as the “Company”), and Contrarian Press, LLC a California Corporation (hereinafter referred to as “Contrarian Press”).

EXPLANATORY STATEMENT

Contrarian Press’ objectives are to establish, maintain, and expand the shareholder bases of its clients, and create wholesale and retail consumer awareness for the purpose of increasing product sales. Contrarian Press’s complete service package is designed to provide a continuous stream of communication to the investing public and retail consumer with response mechanisms that expand the active interest of new and current shareholders and consumers. The ultimate goal of this agreement between Contrarian Press and its clients is to attain the highest shareholder and consumer loyalty through consistent quality-controlled information services.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I.           CONSULTING SERVICES

A.           During the term of this agreement, as set forth in Section III below, Contrarian Press will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company concerning the status of its shareholder and consumer base, current feedback received from shareholders and consumers, and updated timelines pertaining to the specific services to be provided under this Agreement, identified in Section H below.

B.           Contrarian Press shall render services to the Company as an independent contractor and not in connection with any employment relationship. All services rendered by Contrarian Press on behalf of the Company shall be performed to the best of Contrarian Press’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors. Contrarian Press will have permission to use the Company’s logo, trademarks, and proprietary images as needed to provide the services and fulfill its obligations under this Agreement.

II.          Scope of Services

Contrarian Press will provide the following services to be implemented on agreed upon schedules:

Investor Relations Package: Contrarian Press’s editorial staff will create and produce a comprehensive information package featuring a representation of the Company’s current operations with supporting photos and graphics. Production of this package will commence upon entering into this Agreement and will be updated as corporate developments require. The Contrarian Press mailroom will distribute the Company’s Investor Relations Package upon receipt of investor requests. The Company will be responsible for the accuracy of all information contained in the package. Contrarian Press shall have final editorial discretion over the content of the Investor Relations Package.

Consumer Happy Pack Kits: Contrarian Press will create and produce a consumer information “Happy Pack” mailer featuring a sampling of the Company’s current product sample packs along with company information and coupons for retail purchase. The Contrarian Press mailroom will distribute the Company’s Happy Packs upon receipt of consumer requests, and maintain database records of fulfillment.

Quarterly Shareholder Letters: Each quarter, based on information received from the Company, Contrarian Press will produce and distribute a letter to the shareholders to provide specific updates on the Company’s ongoing operations. Contrarian Press will distribute the most recent shareholder letter to new shareholders upon request. To facilitate Contrarian Press’s ability to provide this service, the Company will provide Contrarian Press with its most recent shareholder list or NOBO list on a quarterly basis. The Company will be responsible for the accuracy of all information contained in the shareholder letter. Contrarian Press shall have final editorial discretion over the content of the shareholder letter.

Codebook to Wellness Coupon Requests/Product Testers: Contrarian Press will manage the online Wellness Store response mechanism for Coupon Requests and Product Testers.

Press Releases: Contrarian Press, upon request, will assist the Company in drafting press releases on all material events. Contrarian Press can also provide editorial guidance. The Company shall remain solely responsible for the accuracy of all information contained in press releases. Management and/or corporate counsel must approve all releases before they are sent to the wire through the Company’s business newswire account or through Contrarian Press’s internal HTML Contact Management Systems. Contrarian Press will be responsible for distribution of all press releases, which shall include the name and contact information of the Company along with the Contrarian Press provided toll-free managed information lines.

HTML Advertising: Contrarian Press will manage the creation and deployment of HTML marketing broadcasts to the Company’s wholesale buyers and market to the retail consumer. Contrarian Press in addition, but not limited to, will manage all database information, wholesale and consumer opt-outs, un-subscribes, and the list management in efforts to increase awareness and increase product sales for Company.

Toll-Free Phone Information Lines: Contrarian Press will establish and maintain all toll-free telephone lines for the Company to receive calls from the investing public and shareholders requesting updates and materials on Company activities. This toll-free phone line will be operational 24 hours per day by live switchboard or interactive voice mail and posted on all outgoing and online points of Company information.

Toll-Free Phone Information Lines Online Retail Store: Contrarian Press will establish and maintain all toll-free telephone lines for the Company to receive calls from retail consumers requesting purchase of products, order fulfillment inquiries pertaining to product information, coupons, FAQ, Happy Packs. Contrarian Press will act as Customer Service on behalf of the Company.

Customer Service: Contrarian Press will manage Customer Service inquiries for retail consumers at the Wellness Store, and for wholesale trade buyers calling in on Contrarian Press’s Toll-Free information and retail store phone lines. Contrarian Press will manage the response mechanisms for all print and HTML advertising. Contrarian Press will manage the database and keep records in chronological order in the Contrarian Press server and will manage tracking reports of all inquiries and can supply them to Company, upon request

Sales Commissions: Contrarian Press will be paid a 10% commission on all sales generated from the online Wellness Store at www.empoweredproducts.com. Contrarian Press will manage a “lead bank” for Company of qualified buyers and will assist Company in qualifying wholesale customer leads by placing outgoing calls to current and prospect accounts that have not yet been assigned to an in-house sales rep. In the event that a sale is made by Contrarian Press to a wholesale account, Contrarian Press will earn a 10% commission for the initial sale and will turn the account over to Company for assignment to a Company sales rep to manage.

Contrarian Press Email & Website Link to Company website: Contrarian Press will establish and monitor a proprietary email address to receive and answer incoming email communications from the investing public, shareholders and retail consumers. The email address for shareholders will consist of the Company’s trading symbol @EmpoweredProducts.com. The email addresses for retail consumers will vary according to promotional campaigns Contrarian Press will manage as deemed necessary to increase awareness and drive consumers to Company website www.EmpoweredProducts.com (i.e. sales@pinkpromogiftcom). The Company shall maintain exclusive control over the operation and all content of its own website.

Database Maintenance and Reporting: Requests and responses to distributions of Company information, by direct mail, email, or telephone, will be added to the Company’s proprietary database on Contrarian Press’s server. These database records will include, if available, individual contact information, dates of contact, and a chronology of responses by Contrarian Press’s staff. Database reports will be provided to the Company upon request on a quarterly basis. Contrarian Press will manage the Company’s wholesale database and assist Company with coding, filters and creation of exporting working reports for Company.

III.         TERM

This agreement shall remain in effect for a period of twelve months from the date of this Agreement. In the event that either party commits any material breach or violation of the provisions of this Agreement, the other party shall have the right to terminate this Agreement if the breach is not cured within fourteen (14) days of being given notice.

IV.          COMPENSATION

It is Contrarian Press’s intention to propose compensation parameters that are mutually acceptable to both the Company and Contrarian Press in order to accomplish our collective mission. Based on a commitment of resources necessary to perform the services contemplated herein on behalf of the Company, the Company shall pay Contrarian Press the following compensation:

Monthly consulting and service fee of $14,500 per month.

Expenses: Only expenses that would ordinarily be incurred by the Company will be billed to the Company on a monthly basis. Applicable regularly reimbursed expenses will include but are not limited to: telephone charges associated with Contrarian Press’s provision of the toll free telephone numbers, shared employee expenses, answering service, office supplies, and expenses associated with the creating, printing and postage of all promotional marketing and sales material. Any extraordinary items, such as investor or broker presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company on a pre-approved basis.

V.           Prior Restriction

Contrarian Press represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder Contrarian Press from performing the services on behalf of the Company that Contrarian Press is herein agreeing to perform.

VI.          Assignment

This Agreement is personal to Contrarian Press and may not be assigned in any way by Contrarian Press without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of Contrarian Press, and upon the successors and assigns of the Company.

VII.         Confidentiality

Except as required by law or court order, Contrarian Press will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to Contrarian Press or which hereinafter may become known to Contrarian Press and Contrarian Press shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of the Company. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

VIII.      Default

A.           Any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The parties shall share the costs of filing fees for the arbitration and the fees of the arbitrators equally.

B.           In the event that Contrarian Press commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel Contrarian Press to comply with, or restrain Contrarian Press from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare Contrarian Press in default hereunder and to terminate this Agreement and any further payments hereunder after notice and opportunity to cure as described in Section III above.

C.           Because Contrarian Press must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and provide for the defense of Contrarian Press, its officers, agents, and employees at the Company’s expense, against any investigation, proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to Contrarian Press (or any material omission by the Company that caused such supplied information to be materially misleading).

IX.        Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

X.         Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) sent to:

In the case of the Company, its principal office at:

Empowered Products Inc.

3367 W. Oquendo Road

Las Vegas, NV 89118

In the case of Contrarian Press:

Contrarian Press

1850 Diamond Street, Suite 101

San Marcos, CA 92078

XI.          Miscellaneous

A.           This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

B.           This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

C.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

AGREED:

Contrarian Press	Empowered Products, Inc.

By:	/s/ Terri Fox	By:	/s/ Scott S. Fraser

Teri Fox	Scott S. Fraser

Its: Office Manager	Its: CEO

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